Exhibit 10.20
PROMISSORY NOTE AND
SECURITY AGREEMENT

$7,500,000.00	July 3, 2006
     FOR VALUE RECEIVED, ARADIGM CORPORATION, a California corporation (with its successors, the “Borrower”), promises to pay to the order of NOVO NORDISK A/S (the “Lender”) at its office at Novo Allé 1, DK-2880 Bagsværd, Denmark, in lawful money of the United States of America in same day funds, US$7,500,000 (the “Loan”; and this Promissory Note and Security Agreement, as amended from time to time, the “Agreement”), in accordance with the payment schedule attached hereto. The Loan shall mature on June 30, 2014. Interest shall accrue on the unpaid principal amount of the Loan until maturity on the dates and at a rate per annum as hereinafter set forth. Interest hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
     1. Certain Definitions. As used herein, the following terms have the following meanings:
     “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended.
     “Collateral” has the meaning set forth in Section 6.
     “Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.
     “License Agreement” means the Amended and Restated License Agreement dated as of January 26, 2005 between Borrower and Lender, as amended from time to time.

     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.
     “Permitted Liens” means:
     (i) Liens imposed by law for taxes, fees, assessments or other governmental charges or levies that are not yet due or are being contested in good faith by appropriate proceedings;
     (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings;
     (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (iv) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8 hereof;
     (v) Liens arising solely by virtue of any statutory or common law provision or granted to banks in the ordinary course of business relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;
     (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (vii) Liens consisting of cash collateral securing, and in an amount not to exceed the undrawn amount of, any letter of credit;
     (viii) Liens solely on deposits, advances, contractual payments, including implementation allowances or escrows made or paid by Borrower to or with customers or clients in the ordinary course of business; and
     (ix) Liens that are expressly subordinate to the Transaction Lien, and for which the documentation evidencing such express subordination has been approved by Lender, such approval not to be unreasonably withheld.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
     “Transaction Lien” means the Lien on the Collateral granted by Borrower to Lender under this Agreement.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     2. Interest Rate; Additional Amounts. (a) The Loan shall bear interest at a rate per annum equal to 5.0%, compounded annually; provided that, in the case of any overdue amounts of principal or interest, Borrower shall pay interest, on demand by Lender, at a rate per annum equal to 9.5%.
     (b) Principal and interest shall be payable in three equal payments of $3,513,566.58, on each of July 2, 2012, July 1, 2013 and June 30, 2014, aggregating $10,540,699.74, calculated as set forth on Schedule A attached hereto.
     (c) Taxes. Borrower will pay all amounts due hereunder free and clear of and without reduction for any taxes, levies, imposts, deductions, withholding or charges imposed or levied by the United States, Denmark or any political subdivision or taxing authority thereof with respect thereto (“Taxes”). Borrower will pay on behalf of Lender all such Taxes so imposed or levied and any additional amounts as may be necessary so that the net payment of principal and interest payable under this Agreement received by Lender after payment of all such Taxes shall be not less than the full amount provided hereunder. Borrower will deliver to Lender originals or certified copies of official receipts evidencing the payment of any Taxes within 45 days following the day on which payment of such Taxes is due pursuant to Applicable Law.
     3. Prepayments. Borrower will have the right at any time to prepay the Loan in whole or in part.
     4. General Provisions Regarding Payments. Borrower will pay all amounts due hereunder without set-off or counterclaim, at the place for payment specified above in U.S. dollars available the same day in the city in which such place for payment is located. Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.

     5. Representations and Warranties. Borrower represents and warrants to Lender that:
     (a) Borrower is a duly organized and existing corporation incorporated under the laws of California and is duly authorized to borrow hereunder, and to enter into, deliver and perform this Agreement, which constitutes a valid and binding obligation of Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy laws and by general equitable principles (whether enforcement is sought by proceedings in equity or law);
     (b) none of the making of this Agreement, the borrowing hereunder, the grant of the Transaction Lien hereunder or the performance by Borrower of its obligations hereunder will violate any provision of law or any agreement, indenture, note or other instrument binding upon Borrower or any of its subsidiaries or its certificate of incorporation or by-laws or other constitutional documents or give cause for acceleration of any indebtedness of Borrower or any of its subsidiaries;
     (c) no authority from or approval by any Governmental Authority is required in connection with the making or validity of and the execution, delivery and performance of this Agreement or borrowing hereunder;
     (d) Borrower has not performed any acts that would reasonably be expected to prevent Lender from enforcing any of the provisions of this Agreement, or that would limit Lender in any such enforcement. The Collateral is free and clear of any lien, security interest, encumbrance or other adverse claim of any kind, and no financing statement, security agreement or similar or equivalent document or instrument covering all or part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral;
     (e) the security interest in the Collateral owned by Borrower has been validly created, will attach to such Collateral on the date hereof and when so attached will secure all of Borrower’s obligations under this Agreement;
     (f) the balance sheet of Borrower as of March 31, 2006 and the related statements of income and cash flows for the period then ended, as filed with the U.S. Securities and Exchange Commission on May 15, 2006, are complete in all material respects and correct in all material respects and fairly present the financial condition and results of operations of Borrower as at such date and since such date there has been no material adverse change in the financial condition, business, results of operations or prospects of Borrower from that reflected in said financial statements;
     (g) there are no actions, suits or proceedings pending against or, to the knowledge of Borrower, threatened against or affecting, Borrower, in any court or before or by any Governmental Authority, an adverse decision in which could materially and adversely affect the financial condition, business or operations of Borrower or the ability of Borrower to perform its obligations under this Agreement;
     (h) Within five (5) days of the date hereof, Borrower will furnish to Lender a file search report from each UCC filing office listed on Schedule C attached hereto, showing the filing made at such filing office to perfect the Transaction Lien on its Collateral;
     (i) When UCC financing statements describing the Collateral have been filed in the offices specified on Schedule B attached hereto, the Transaction Lien will constitute a perfected security interest in the Collateral owned by Borrower to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all liens and rights of others therein except Permitted Liens; and
     (j) Borrower is in compliance in all material respects with all Applicable Law, except to the extent such noncompliance would not reasonably be expected to cause a material adverse effect on the financial condition, business or operations of Borrower or the ability of Borrower to perform its obligations under this Agreement.
     6. Grant of Security Interest. In order to secure the full and punctual payment and performance of all principal, interest and other amounts payable, now or hereafter, under this Agreement, Borrower grants to Lender a continuing security interest in any and all royalties payable by Lender to Borrower under Sections 5.01 and 10.05 of the License Agreement, whether now or hereafter payable, and all proceeds thereof (the “Collateral”).
     7. Covenants. So long as any amount is outstanding under this Agreement, Borrower agrees that:
     (a) Borrower will, from time to time, at Borrower’s expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any filing of financing or continuation statements under the UCC) that from time to time may be necessary, or that Lender may reasonably request, in order to (i) create, preserve, perfect, confirm or validate the Transaction Lien on the Collateral; (ii) enable Lender to obtain the full benefits of this Agreement; or (iii) enable Lender to exercise and enforce any of its rights, powers and remedies with respect to the Collateral.
     To the extent permitted by Applicable Law, Borrower authorizes Lender to execute and file such financing statements or continuation statements without Borrower’s signature appearing thereon. Borrower agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.
     (b) Borrower will not (i) change its name or corporate structure, (ii) change its location (determined as provided in UCC Section 9-307) or (iii) become bound, as provided in UCC Section 9-203(d) or otherwise, by a security agreement entered into by another Person with respect to the Collateral, unless it shall have given Lender at least 10 days’ prior notice thereof.
     (c) Borrower will not sell, assign or otherwise dispose of, or grant any rights with respect to, the Collateral, except for Permitted Liens.
     (d) Borrower will not consolidate or merge with or into any other person or entity, except for any consolidation or merger in which Borrower’s shareholders immediately prior to such consolidation or merger hold a majority of the outstanding shares and voting power of the resulting entity immediately following such consolidation or merger, or sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of Borrower and its subsidiaries, taken as a whole, to any other person or entity; provided, however, that Borrower shall not be prohibited from any such transaction which results in the retention by Borrower of assets (including intellectual property and other general intangibles) that it utilizes in its ongoing operating business and which Lender reasonably agrees will provide sufficient value, taking into account Borrower’s remaining liabilities, including contingent liabilities, to allow Borrower to perform its obligations under this Agreement.
     (e) No part of the proceeds of the Loan hereunder will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate of buying or carrying any “margin stock” within the meaning of Regulation U or X.
     8. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) Borrower shall fail to make payment when due of any principal of or interest on the Loan;

     (b) any representation or warranty made by Borrower in this Agreement shall prove to have been incorrect in any material respect when made;
     (c) Borrower shall fail to observe or perform any covenant contained in this Agreement and such failure shall continue unremedied for thirty (30) calendar days following written notice thereof from Lender to Borrower;
     (d) Borrower shall become insolvent (however such insolvency may be evidenced) or proceedings are instituted by or against Borrower under the United States Bankruptcy Code or under any bankruptcy, reorganization or insolvency law or other law for the relief of debtors; and, in the case of proceedings instituted against Borrower, such proceedings continue undismissed or unstayed for a period of sixty (60) calendar days;
     (e) a judgment or order for the payment of money which in the aggregate at any one time exceeds $2.5 million shall be entered or filed against Borrower by a court of competent jurisdiction, and the same is not released, discharged, bonded against or stayed pending appeal within thirty (30) days after the date it first arises; or
     (f) there shall be a default under any debt of Borrower or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any debt of Borrower, if the effect of such default results in the payees of any such debt at any one time aggregating in excess of $2.5 million in principal amount declaring such debt to become due and payable prior to its stated maturity, or failure by Borrower to pay when due any debt of Borrower aggregating in excess of $2.5 million which default, declaration of acceleration of such debt, or failure to pay when due such debt has not been irrevocably waived or otherwise remains uncured for fourteen (14) calendar days;
     then, in the case of any of the Events of Default specified above, Lender may, by written notice to Borrower, declare the Loan to be forthwith due and payable, together with accrued interest, whereupon the same shall become forthwith due and payable, without demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever, all of which are hereby waived by Borrower; provided that in the case of the Event of Default specified in clause (d) above, without any notice to Borrower or any other act of Lender, the Loan shall become forthwith due and payable, together with accrued interest, without demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever, all of which are hereby waived by Borrower.

     9. Application of Proceeds. If an Event of Default shall have occurred and be continuing, Lender may apply the proceeds of any sale or other disposition of all or any part of the Collateral, in the following order of priorities:
     first, to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for Lender, and all expenses, liabilities and advances incurred or made by Lender in connection with this Agreement;
     second, to pay the unpaid principal of the Loan ratably, until payment in full of the principal of the Loan shall have been made;
     third, to pay ratably all interest (including any interest that accrues after commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of Borrower (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding) on the Loan payable under this Agreement, until payment in full of all such interest and fees shall have been made; and
     finally, to pay to Borrower, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it.
     10. Expenses; Indemnity. Borrower shall pay (i) all reasonable out-of-pocket expenses of Lender in connection with the enforcement of this Agreement, any waiver or consent hereunder or any amendment hereof or any Event of Default or alleged Event of Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by Lender, including (without duplication) the reasonable fees and disbursements of outside counsel in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. Without limitation of the foregoing, Borrower agrees to indemnify Lender, its affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and reasonable expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel and settlement costs, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of the Loan made hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct. Borrower shall also pay all reasonable attorneys’ fees and costs and court costs incurred by Lender in enforcing the indemnification provided for in this Section. Notwithstanding the foregoing, Borrower expressly agrees and acknowledges that the right of indemnification granted herein to Lender shall not be deemed to be the exclusive remedy available to Lender for any of the matters described in this Section.
     11. Termination of Transaction Lien. The Transaction Lien granted by Borrower shall terminate upon the payment in full of all obligations under this Agreement. Upon the termination of the Transaction Lien, Lender will, at the expense of Borrower, execute and deliver to Borrower such documents as Borrower shall reasonably request to evidence the termination of the Transaction Lien.
     12. Notices. All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, overnight delivery service or by mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed at its address set forth below, or at such other address as a party shall have furnished in writing:
     If to Borrower:
Aradigm Corporation
3929 Point Eden Way
Hayward, California 94545
U.S.A.
Attention: Chief Financial Officer
Telephone: +1 510-265-9000
Telefax: +1 510-265-0277
     If to Lender:
Novo Nordisk A/S
Novo Allé 1
DK-2880 Bagsværd
Denmark
Attention: General Counsel
Telephone: +45 44 44 88 88
Telefax: +45 44 42 41 35
     13. Assignments. This Agreement shall be binding upon Borrower and its successors and assigns and is for the benefit of Lender and its successors and assigns, except that Borrower may not assign or otherwise transfer its rights or obligations under this Agreement.
     14. Miscellaneous. (a) Any waiver of any kind or character on the part of Lender in respect of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and (b) any notice to be given under this Agreement shall be in writing and shall be deemed to have been duly given when received by the recipient. No delay on the part of Lender in exercising any of its powers or rights, and no partial or single exercise, shall constitute a waiver thereof.
     15. GOVERNING LAW; JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS. BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT. BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF LENDER AND BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ARADIGM CORPORATION
By:	/s/ Babatunde A. Otulana
	Name:	Babatunde A. Otulana
	Title:	Senior Vice President, Development

NOVO NORDISK A/S
By:	/s/ Jasper Brandgaard
	Name:	Jasper Brandgaard
	Title:	Chief Financial Officer

Schedule A

Notional	7,500,000.00	USD
Nom. interest rate	5.00%	p.a.
Start date	Monday, July 03, 2006
To be paid back from	Monday, July 02, 2012
Payment tenor	3	years
Payment frequency	Annually
Amortization type	Annuity
Day convention	360/360

				Principal	Total
Date	Days	Principal	Interest	payment	payment
Monday, July 03, 2006		7,500,000.00
Saturday, June 30, 2007	357	7,871,875.00	371,875.00
Monday, June 30, 2008	360	8,265,468.75	393,593.75
Tuesday, June 30, 2009	360	8,678,742.19	413,273.44
Wednesday, June 30, 2010	360	9,112,679.30	433,937.11
Thursday, June 30, 2011	360	9,568,313.26	455,633.96
Monday, July 02, 2012	362	6,535,820.21	481,073.53	3,032,493.05	3,513,566.58
Monday, July 01, 2013	359	3,348,136.89	325,883.26	3,187,683.32	3,513,566.58
Monday, June 30, 2014	359	1,512.14	166,941.83	3,346,624.75	3,513,566.58

Total 2012-2014			973,898.61	9,566,801.13	10,540,699.74
Total 2006-2014			3,042,211.87	9,566,801.13	10,540,699.74

Schedule B
List of all UCC filing offices in which a financing statement relating to the Collateral will be filed.
Secretary of State of the State of California